Exhibit 2.6

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into as of January 16, 2007 by and among ONEOK, Inc., an Oklahoma corporation (“ONEOK”) and ONEOK Partners, L.P., a Delaware limited partnership, formerly known as Northern Border Partners, L.P., (“ONEOK Partners”) (each a “Party” and together, the “Parties”). Each capitalized term used herein but not defined shall have the meaning given such term in the Purchase and Sale Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Parties previously entered into that certain Purchase and Sale Agreement dated as of February 14, 2006, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of April 6, 2006 (collectively, the “Purchase and Sale Agreement”) and now desire to further amend the Purchase and Sale Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

1. Exhibit D. Exhibit D to the Purchase and Sale Agreement is deleted in its entirety and replaced with Exhibit D attached to this Amendment.

2. Final Closing Working Capital. The Parties acknowledge and agree that the amount of Final Closing Working Capital under Section 1.4 of the Purchase and Sale Agreement is $28,589,781.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties hereto have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.

ONEOK, INC.

By:	/s/ John W. Gibson
Name:
Title:

ONEOK Partners, L.P.

By:	ONEOK Partners GP, L.L.C., its general partner

By:	/s/ John W. Gibson
Name:
Title:

Exhibit D

(Target Working Capital as of the Balance Sheet Date)